Exhibit 14(a)


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement on Form N-14 of Merrill Lynch Basic Value Fund, Inc. of our reports dated August 13, 2002 appearing in the June 30, 2002 Annual Report of Merrill Lynch Basic Value Fund, Inc., and to the references to us under the caption "COMPARISON OF THE FUNDS - Financial Highlights - ML Basic Value" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
January 24, 2003